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                        [J.C. BRADFORD & CO. LETTERHEAD]

                                                                   EXHIBIT 10.37

                                October 22, 1999

Mr. Charles Mollo
President & Chief Executive Officer
Mobility Electronics, Inc.
7955 E. Redfield Road
Scottsdale, AZ 85260



Dear Charlie:

     We are writing this letter to confirm that J.C. Bradford & Co., LLC ("Bradford") has been engaged to act as the exclusive financial advisor to Mobility Electronics, Inc., together with its affiliates and subsidiaries, (the "Company") in connection with its consideration of a possible Transaction (as defined below). Bradford may also act as financial advisor to the Company, as requested by the Company, in connection with the sale of an equity stake in the Company, or the formation of a joint venture or similar transaction. This letter is to confirm our understanding with respect to our engagement.

     As used in this letter, "Transaction" means, whether effected in one transaction or a series of transactions, (a) any merger, consolidation, reorganization, or other business combination pursuant to which the business of the Company or the universal docking business of the Company ("UDS") is combined with that of a third party, (b) the acquisition, directly or indirectly, by a third party by way of a tender or exchange offer, negotiated purchase, or pursuant to a plan of reorganization or other means, of all or a majority of the then outstanding capital stock of the Company, or (c) the acquisition, directly or indirectly, by a third party of all or a material amount of the assets of, or of any right to all or a material amount of the revenues or income of, the Company or the UDS by way of a negotiated purchase, lease, exchange, or pursuant to a plan or reorganization or other means.

     SCOPE OF ENGAGEMENT

     As we have discussed, in the course of our engagement, we will perform such financial advisory and investment banking services for the Company in connection with the proposed Transaction as are customary and appropriate for transactions of this type and as you reasonably request including the delivery of a fairness opinion, if requested.

     In order to coordinate the efforts to effect a Transaction satisfactory to the Company, during the period of our engagement hereunder, neither the Company nor anyone acting on its behalf shall initiate any discussions regarding a Transaction with any person or entity, except through Bradford or as otherwise approved by Bradford. In the event the Company or any of its officers or directors receives an inquiry regarding a potential Transaction, they will promptly




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Mr. Charles Mollo
Mobility Electronics, Inc.
October 22, 1999

inform Bradford of such inquiry in order that Bradford may assist the Company in any resulting negotiations.

FEES AND EXPENSES

     As compensation for Bradford's services, the Company agrees to pay the following cash fees to Bradford:

     A. If a Transaction is consummated, Bradford will be paid at closing according to the following formula:

                 Aggregate Consideration             Percentage
                 -----------------------             ----------
                    $0 - $1.0 million                   5.0%
                    $1.0 - $2.0 million                 4.0%
                    $2.0 - $3.0 million                 3.0%
                    $3.0 - $4.0 million                 2.0%
                    $4.0 million and greater            1.0%

          The above fee calculation shall be subject to a minimum fee of $400,000 payable to Bradford at the closing of a Transaction, provided, however, that any amounts paid under Items B or C below shall be credited against this minimum fee.

     B. If the Company receives an equity investment from a third party contacted or referred by Bradford, Bradford shall receive 5.0% of the capital raised from such party.

     C. In the event of the formation of a joint venture, licensing arrangement or similar agreement to facilitate the marketing and production of the Company's products with a third party contacted or referred by Bradford, Mobility and Bradford shall determine the appropriate fee to be paid to Bradford, which fee shall be within industry standards; provided, however, if such agreement is ancillary or related to a Transaction, no fee shall be payable under this Item C (with the fees being payable pursuant to Item A above).

     D. If the Transaction described in A, the equity investment described in B or the joint venture described in C above involve contingent payments to be made at a subsequent date, then Bradford shall receive compensation related to such payments at the time they are received by the Company or its shareholders, in accordance with the terms outlined in A, B and C, respectively.


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Mr. Charles Mollo
Mobility Electronics, Inc.
October 22, 1999

     In addition to any fees that may be payable to Bradford under this letter, the Company agrees to reimburse Bradford, upon request made from time to time, for its travel and out-of-pocket expenses actually incurred in connection with Bradford's activity under this letter, including the fees and disbursements of its legal counsel.

     The "aggregate consideration" for purposes of calculating Bradford's fee shall be deemed to be the total amount of cash and the fair market value (on the date of payment) of other property received or receivable (including amounts paid into escrow) by the Company or the shareholders of the Company, from any source in connection with the Transaction, with the value of securities being calculated at fair market value (taking into account the fair market value of all warrants, options, convertible securities and/or other common stock equivalents received in the Transaction) plus, the aggregate amount of any dividends or other distributions declared by the Company in contemplation of a Transaction, other than normal quarterly dividends, plus, in the case of a sale of the entire Company by means of a disposition of assets, the value of any net current assets retained by the Company or a third party and/or the shareholders of the Company or a third party, as applicable. The "aggregate consideration" will also include the principal amount of any indebtedness of the Company or a third party that is assumed or paid, directly or indirectly, by the Company or a third party, as the case may be, and any payments to officers or shareholders of the Company or a third party in connection with the Transaction, including payments under non-competition agreements but excluding any consulting or employment agreements. If such aggregate consideration may be increased by payments related to future earnings, operations, or otherwise, the portion of Bradford's fee relating thereto shall be calculated and paid when and as such payments are made.

     In the event that the consideration received in a Transaction is paid in whole or in part in the form of securities of the Company or a third party, the value of such securities, for purposes of calculating Bradford's fee, shall be the fair market value thereof, as the parties hereto shall mutually agree on the day prior to the consummation of the Transaction.

RIGHT OF FIRST REFUSAL

     If the Company intends to offer equity securities in a public offering within 12 months of the date first provided above, the Company will offer to Bradford the role of co-managing underwriter in such transaction (with the determination of lead-manager being at the Company's discretion).


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Mr. Charles Mollo
Mobility Electronics, Inc.
October 22, 1999

USE OF INFORMATION

     The Company agrees to furnish or cause to be furnished to Bradford all information and data that Bradford deems appropriate to its engagement hereunder (the "Information") and will give Bradford access to the Company's officers, directors, and employees, as well as access to the Company's independent accountants and legal counsel. The Company hereby represents that the Information so furnished to Bradford will be correct and complete in all material respects and not misleading. The Company recognizes and confirms that Bradford will be entitled to use the Information and other publicly available information and information in reports and other materials provided by others, including, without limitation, information provided by or on behalf of third parties, and that Bradford does not assume responsibility for and may rely, without independent verification, on the accuracy, completeness, reasonableness and fairness of any such information. It is also understood that Bradford has not made, and will not make, any physical inspection of the properties or assets of any potential purchaser and with respect to any financial forecast that may be furnished to or discussed with Bradford by the Company or any potential purchaser, Bradford will assume that they have been reasonably prepared and reflect the best then currently available estimates and judgments of the Company's or the potential purchaser's management as to the expected future financial performance of the Company or any potential purchaser. The Company will notify Bradford promptly of any change that may be material in any Information previously furnished, supplied, discussed with or otherwise made available to Bradford or made publicly available by the Company and, to the best knowledge of the Company, of any change that may be material in any Information or other information furnished, supplied, discussed with or otherwise made available to Bradford or made publicly available by a potential purchaser.

     It is understood that any information or advice rendered by Bradford or any of its representatives in connection with this engagement is for the confidential use of the Board of Directors of the Company in considering the terms of any Transaction and will not be reproduced, disseminated, summarized, described, quoted or referred to or given to any other person at any time, in any manner or for any purpose, without Bradford's prior written consent, which consent shall not be unreasonably withheld. In addition, there shall be no public references to Bradford without Bradford's prior written consent, which consent shall not be unreasonably withheld.



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Mr. Charles Mollo
Mobility Electronics, Inc.
October 22, 1999

INDEMNITY

     The Company agrees to indemnify and hold harmless Bradford and its affiliates and their respective members, partners, directors, officers, employees, agents, and controlling persons (Bradford and each such person being an "Indemnified Party") from and against any and all losses, claims, damages, judgments, assessments, costs and other liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, and related to or arising out of any transaction contemplated by this letter or the engagement of Bradford pursuant to, and the performance by Bradford of the services contemplated by, this letter and will reimburse any Indemnified Party for all fees and expenses (including counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action, or proceeding is initiated or brought by or on behalf of the Company. The Company will not be liable under the foregoing indemnification and reimbursement provisions to the extent that any loss, claim, damage, judgment, assessment, cost or any other liability, or related expenses, is found in a final judgment by a court of competent jurisdiction to have resulted primarily from an Indemnified Person's bad faith or gross negligence. The Company also agrees that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of Bradford pursuant to, or the performance by Bradford of the services contemplated by, this letter except to the extent that any loss, claim, damage, judgment, assessment, cost or any other liability, or related expenses, is found in a final judgment by a court of competent jurisdiction to have resulted primarily from an Indemnified Person's bad faith or gross negligence.

     If the indemnification of an Indemnified Party provided for in this letter is for any reason held unenforceable (other than primarily because of an Indemnified Person's bad faith or gross negligence), the Company agrees to contribute to the losses, claims, damages, judgments, assessments, costs and other liabilities, and related expenses, for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company and its shareholders, on one hand, and Bradford, on the other hand, of the Transaction as contemplated (whether or not the Transaction is consummated) or (ii) if (but only if) the allocation provided for in clause
(i) is for any reason held unenforceable, in such proportion as is appropriate to relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Bradford, on the other hand, as well as any other relevant equitable considerations; provided, however, that, to the extent permitted by applicable law, in no event will the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Bradford under this letter. For purposes of this paragraph, the



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Mr. Charles Mollo
Mobility Electronics, Inc.
October 22, 1999

relative benefits to the Company and its shareholders, on one hand, and to Bradford, on the other hand, of the Transaction shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or the Company's shareholders, as the case may be, in the Transaction as contemplated (whether or not the Transaction is consummated), bears to (b) the fees paid or contemplated to be paid to Bradford under this agreement.

     The Company agrees that, without Bradford's prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification could be sought under the indemnification provisions of this letter, whether or not Bradford or any other Indemnified Party is an actual or threatened party to such claim, action, or proceeding, unless such settlement, compromise, or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, or proceeding.

     The reimbursement, indemnity and contribution obligations of the Company under the preceding paragraphs shall be in addition to any liability which the Company may otherwise have, and shall be binding upon and inure to the benefit of successors, assigns, heirs, and personal representatives of any Indemnified Party.

     In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company or any affiliate of the Company in a transaction contemplated by this letter in which such Indemnified Party is not named as a defendant, the Company agrees to reimburse Bradford for all expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

CERTAIN ACKNOWLEDGEMENTS

     The Company acknowledges and agrees that Bradford has been retained to act solely as financial advisor to the Board of Directors of the Company. In such capacity, Bradford shall act as an independent contractor, and any duties of Bradford arising out of its engagement pursuant to this letter shall be owed solely to the Board of Directors of the Company. The Board of Directors and the Company hereby acknowledge that Bradford has advised them that Bradford does not believe that any person (including a shareholder of the Company) other than the Board of Directors, in connection with the discharge of its fiduciary obligations, has the legal right to rely on the Opinion, if any, for any claim arising under state law and that, should any claim be brought against Bradford, this assertion will be raised as a defense. Bradford may, at its own



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Mr. Charles Mollo
Mobility Electronics, Inc.
October 22, 1999


expense, place announcements or advertisements in financial newspapers and journals describing its services hereunder.

TERMINATION OF EMPLOYMENT.

     This agreement may be terminated by either the Company or Bradford upon receipt of written notice to that effect by the other party. Upon termination, Bradford will be entitled to prompt payment of all fees accrued prior to such termination and reimbursement of all out-of-pocket expenses as described above. Additionally, the termination of this agreement will not affect the matters set out in this section or under the captions "Right of First Refusal", "Use of Information," "Indemnity", "Certain Acknowledgments" and "Miscellaneous." In the event that, at any time prior to 12 months following termination of this engagement by either party, the Company enters into a Transaction (or executes a definitive agreement which results in a Transaction), obtains an equity investment from, or forms a joint venture with any third party contacted or referred by Bradford during the term of this engagement, Bradford will be entitled to full compensation with respect to such transaction as if this engagement had not been terminated.

MISCELLANEOUS

     This letter shall be governed by, and construed in accordance with, the laws of the State of Tennessee applicable to contracts executed in and to be performed in that state, and will be binding upon and inure to the benefit of the successors and assigns of the Company and Bradford. The Company and Bradford agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed Transaction or the engagement of or performance by Bradford hereunder. This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute on and the same documents.

     This agreement may not be waived, amended, modified or assigned, in any way, in whole or in part, including by operation of law, without the prior written consent of both parties hereto. The provisions hereof shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of the Company and Bradford.

                [Remainder of this Page Intentionally Left Blank]




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Mr. Charles Mollo
Mobility Electronics, Inc.
October 22, 1999

     We are pleased to accept this engagement and look forward to working with the Company. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement.

                                            Very truly yours,

                                            J.C. BRADFORD & CO., LLC

                                            By: /s/  KIRK A. LUNDBLADE
                                                --------------------------------
                                                     Kirk A. Lundblade
                                                 Partner - Managing Director

CONFIRMED

MOBILITY ELECTRONICS, INC.
By: /s/  CHARLES MOLLO
    ---------------------------
         Charles Mollo

Title: President & Chief Executive Officer

Date:       10/22/99
     --------------------------


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